Exhibit 10.37

MINING LEASE AND AGREEMENT

This Mining Lease and Agreement (“Mining Lease”), is effective as of the Effective Date (defined in Section 1.A) and is by and between LA MERCED del PUEBLO de CEBOLLETA, a political subdivision of the State of New Mexico (“Lessor”), and NEUTRON ENERGY, INC., a Wyoming corporation (“Lessee”).

RECITALS

A.            Lessor is the owner in fee of land in Cibola County, New Mexico, more particularly described in Exhibit A, attached hereto and incorporated herein by reference.

B.            The Parties desire to enter into an agreement relating to (i) Lessee’s entry upon, over and across the Property (defined in Section 1.G) and (ii) payment by Lessee to Lessor for the right of entry and ingress and egress over, upon and across the Property for the purpose of gaining access to Mineral Deposits (defined in Section 1.D) on, in or under the Property, for the Exploitation (defined in Section 1.B) of those Mineral Deposits, and for damage to or destruction of the surface estate of the Property as a result of such Exploitation and other activities of Lessee on the Property.

C.            Upon and subject to the terms and conditions of this Mining Lease, Lessee takes full responsibility for any and all environmental and reclamation obligations for Lessee’s activities on, in and under the Property, and Lessee will comply in all material respects with any and all applicable federal, state, and local laws and regulations, whether environmental, mining, reclamation or otherwise, implicated by Lessee’s activities (“Applicable Laws”).

D.            Pursuant to a Letter Agreement by and between Lessor and Lessee executed by Lessor on January 27, 2007 and executed by Lessee on January 30, 2007 (the “Letter Agreement”), Lessee has made a non-refundable payment of $20,000 to Lessor and Lessor has delivered or will deliver to Lessee all data in Lessor’s possession or known to Lessor relating to uranium mineralization and reserves in the Property. Also pursuant to the Letter Agreement and to escrow instructions dated February 21, 2007, Lessee has deposited a refundable payment of $380,000 with Butt Thornton & Baehr PC, as escrow agent.

NOW, THEREFORE, in consideration of the terms, conditions, payments, covenants and obligations set out in this Mining Lease, Lessor and Lessee mutually agree to the following provisions:

1.             DEFINITIONS.

A.            EFFECTIVE DATE. “Effective Date” means the day on which the last of the following events has occurred: (1) the Lessor has executed this Mining Lease, (2) the Lessee has executed this Mining Lease, or (3) the District Court of the Thirteenth Judicial District has given the approval required by New Mexico law.

B.            EXPLOITATION. “Exploitation” or “Exploit” means all means and methods selected by Lessee in its sole discretion, whether now known or discovered in the future, for determining and recovering the value contained in Mineral Deposits, including but not limited to, geological and geophysical exploration activities; exploratory drilling operations; mining (including, without limitation, in-situ and solution mining (subject, however, to the provisions of Section 17 concerning water), underground mining, and open pit and other surface mining); surface activities in support of mining, including but not limited to drilling and operating water and fluid recovery wells (subject however to the provisions of Section 17 concerning water); milling, processing, marketing, construction, maintenance and operation of Production Facilities (as defined in Section 1.F); stockpiling; and storage, deposit and disposal of ore, overburden, topsoil, tailings, waste and other materials.

C.            MEMBER(S).        “Member” and “Members” means a member or members of Lessor, as determined by or according to rules adopted by Lessor’s Board of Trustees (“Lessor’s Board”).

D.          MINERAL DEPOSITS. “Mineral Deposits” means all valuable minerals in, on and under the Property, except oil and gas. “Mineral Deposits” does not include sand, gravel and similar common minerals, which Lessee may use, without any obligation to make payments to Lessor, for construction of Production Facilities on the Property or on tracts not owned by Lessor within the exterior boundaries of the Property, but not otherwise.

E.           PARTIES (PARTY). The “Parties” to this Mining Lease are Lessor and Lessee. Each of Lessor and Lessee is a “Party.”

F.           PRODUCTION FACILITIES.             “Production Facilities” means facilities constructed, maintained and operated in support of and necessary, convenient or incident to the Exploitation of Mineral Deposits and/or, pursuant to Section 2.A of this Mining Lease, ores, minerals and other materials from adjoining and nearby lands, including, without limitation, milling and processing facilities (provided, however, that Lessee shall (i) not construct or operate milling or other processing facilities on the Property unless it is also constructing or has constructed a mine on the Property and (ii) reserve at least fifteen percent (15%), calculated on a calendar-year basis, of the capacity of any such milling or other processing facilities for milling or other processing of Mineral Deposits from the Property); temporary housing for mine security personnel only (subject to the provisions of Section 25 concerning residency on the Property); office facilities; utilities, including, without limitation, electrical, telecommunication, gas and water; transportation facilities; buildings; structures; equipment; machinery; shafts; openings and other surface and subsurface excavations; ditches; drains; railroads; roads; bridges; and other improvements; and facilities for the development, production and use of sand, gravel and other materials useful in and limited to construction of Production Facilities on the Property or on any tracts not owned by Lessor within the exterior boundaries of the Property.

G.           PROPERTY. “Property” means (i) the land owned by Lessor in fee located in Cibola County, New Mexico and described in Exhibit A hereto and (ii) any other fee interest in land hereafter acquired by Lessor within the exterior boundaries of the land described in Exhibit A.

2.             LEASE.

A.             Lessor leases the Property to Lessee with the exclusive right and privilege:

(1)           to Exploit Mineral Deposits;

(2)           to use so much of the surface as may be necessary, useful, or convenient in connection with this Section 2, including, without limitation, the exclusive right and privilege to construct and operate Production Facilities (as defined in Section 1.F) on the Property; provided, however, that no more than 3,500 acres of surface shall be disturbed and unreclaimed at any one time;

(3)           to Exploit Mineral Deposits using Production Facilities on adjoining and nearby lands and to exploit ores, minerals and other materials in, on, and under adjoining and nearby lands using Production Facilities on the Property (subject to payment to Lessor for such use as described in Section 7.D); and

(4)           to commingle, under and on the surface, ores, minerals and other materials from Mineral Deposits with ores, minerals and other materials from adjoining and nearby lands; provided, however, that (i) before commingling, Lessee shall in good faith and in accordance with sound mining practices sample Mineral Deposits and ores, minerals and other materials both in, on, and under adjoining and nearby lands and from the Property so that royalties payable to Lessor can be accurately and fairly determined and (ii) subject to the provisions of Section 9, Lessee shall maintain complete and accurate records showing the results of such sampling and how royalties payable to Lessor are determined.

B.              Notwithstanding any other provision of this Mining Lease, Lessee agrees that:

(1)           Lessor reserves to itself the exclusive right to grant any other easements, rights and privileges of any kind in any or all portions of the Property and to take any other actions with respect to the Property that the fee owner of the Property would normally be permitted to take and that do not unreasonably or materially interfere with Lessee’s exercise of the rights granted to Lessee by this Mining Lease. Lessee agrees to meet in good faith with Lessor and any oil, gas or other lessee to discuss ways in which the Exploitation of Mineral Deposits might be managed or scheduled so as to allow for oil, gas or other development that does not unreasonably or materially interfere with Lessee’s exercise of the rights granted to Lessee by this Mining Lease.

(2)           In the event of condemnation or taking by any means of any rights in the surface estate of the Property for any public purpose or by any public authority, the entire amount of any compensation or award received will belong to Lessor, except that Lessee will be entitled to receive the portion, if any, of any such compensation or award explicitly attributable to improvements and other property constructed or placed by Lessee on the Property. If any Production Facility constructed or placed by Lessee on the Property is condemned, the condemning authority and/or Lessee shall compensate Lessor for 120% of the fair market value of the land underneath the Production Facility, as such land would have been valued if the Production Facility had never been constructed.

(3)           Lessor has not granted Lessee any rights under this Mining Lease to purchase all or any portion of the Property for any purpose or at any price.

(4)           Lessor has not granted Lessee any rights in, ownership of or control over, any archeological or paleontological items or artifacts that may be found or identified at any place within the Property, and all such items or artifacts are reserved to Lessor. In its activities on the Property, Lessee shall comply with all Applicable Laws concerning the identification and protection of any archeological or paleontological sites, and shall conduct a cultural resources survey to inventory cultural resources in advance of any disturbance regardless of whether such a survey and inventory would be required by Applicable Laws. Lessee agrees to use its best efforts and due diligence to avoid or to mitigate damage to any such sites. However, Lessee will not be liable for damage to such sites so long as it exercises ordinary and reasonable care.

3.               TERM OF LEASE. This Mining Lease will be for a primary term of 10 ten years from the Effective Date and for so long thereafter as Lessee is in good faith actively conducting operations on the Property under the terms of this Mining Lease, including development, permitting, preparing for mining, mining, processing, reclamation, restoration, decommissioning and decontamination operations (but not including exploration operations).

4.               INITIAL CASH PAYMENT, ADDITIONAL CASH PAYMENT, AND ANNUAL ADVANCE ROYALTIES.

A.          Initial Cash Payment. Lessee shall make an Initial Cash Payment of $2,600,000 (“Initial Cash Payment”) to Lessor on the first business day following the Effective Date, to be paid as directed by Lessor in writing.

B.           Additional Cash Payment. Six months after Lessee makes the Initial Cash Payment to Lessor, Lessee shall make an Additional Cash Payment of $2,000,000 to Lessor, to be paid as directed by Lessor in writing.

C.           Annual Advance Royalties. In addition to the Initial Cash Payment and the Additional Cash Payment, Lessee shall, subject to this Subsection 4.C, pay Lessor on or before each anniversary of the Effective Date Annual Advance Royalties. Annual Advance Royalties due on or before the tenth anniversary of the Effective Date shall be in the amount of $500,000. Annual Advance Royalties due after the tenth anniversary of the Effective Date shall be in an amount determined by multiplying $500,000 by a fraction, the numerator of which is the IPD published by the Bureau most recently prior to such anniversary and the denominator of which is the Base IPD (as each of “IPD,” “Bureau” and “Base IPD” is defined in this Subsection 4.C). “IPD” means the Implicit Price Deflator for Gross Domestic Product published by the Bureau, and any replacement or substitute index adopted by the Bureau. “Bureau” means the Bureau of

Economic Analysis of the United States Department of Commerce or its successor agency. “Base IPD” means the IPD published by the Bureau for the fourth calendar quarter of 2006, as it may be modified from time to time by the Bureau. The amount of Annual Advance Royalty paid for any lease year shall be deducted from royalties otherwise payable for the same lease year pursuant to Section 7 and shall not be deducted from such royalties for any other year. All payments of Annual Cash Advance Royalties shall be made at Lessor’s written election either by wire transfer to the bank account designated by Lessor or by certified check, drawn on a United States bank, payable to Lessor and sent to Lessor by certified mail to the address set forth in Section 32. After uranium exploration, development, mining and processing operations on the Property permanently cease and while Lessee is engaged in reclamation, restoration, decommissioning and decontamination activities required by this Mining Lease and/or by Applicable Laws, Lessee shall have no obligation to pay Annual Advance Royalties.

5.           RECOVERABLE RESERVE PAYMENT.

As soon as an independent mining engineering firm completes a feasibility study (the “Feasibility Study”) determining that there are Recoverable Uranium Reserves (as defined below in this Section 5) on the Property, and upon the terms and conditions set forth in this Section 5, Lessee shall make a Recoverable Reserve Payment to Lessor in an amount equal to $1 times the number of pounds of recoverable uranium reserves within a Proven Mineral Reserve, measured and calculated in compliance with the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves Definitions and Guidelines (“Recoverable Uranium Reserves”), less the following prior payments by Lessee to Lessor: the $400,000 cash payment to Lessor pursuant to the Letter Agreement, the $2,600,000 Initial Cash Payment to Lessor pursuant to Section 4.A, the $2,000,000 Additional Cash Payment to Lessor pursuant to Section 4.B, and not more than $1,500,000 of Annual Advance Royalties paid pursuant to Section 4.0 (but not including any prior payments for damages, such as those provided for in

Sections 12, 14 and 15). Lessee shall proceed in good faith, with due diligence, and as a prudent operator to have the Feasibility Study completed and in any case the Feasibility Study will be completed within six years of the Effective Date. The Parties understand and acknowledge that Lessee’s receipt of documents relating to prior uranium activities on the Property pursuant to Section 6.F may reduce the time required to complete the Feasibility Study. Lessee shall deliver a complete and accurate copy of the Feasibility Study to Lessor within thirty (30) days after it is completed. Lessor may within thirty (30) days after receiving such copy elect, by giving written notice of its election to Lessee, to have the determination of Recoverable Uranium Reserves in the Feasibility Study reviewed and audited by an independent mining engineering firm selected by Lessor. If the difference between the determination in the Feasibility Study and the determination by the independent mining engineering firm selected by Lessor is two percent (2%) or less, the two determinations shall be averaged and the Recoverable Reserve Payment shall be based upon such average. If such difference is greater than two percent (2%), Lessor and Lessee shall jointly retain a third independent mining engineering firm to make a determination of Recoverable Uranium Reserves and the Recoverable Reserve Payment shall be based upon the amount determined by such third independent mining engineering firm; provided, however, that if the amount of Recoverable Uranium Reserves determined by the third independent mining engineering firm is not an amount between the highest and lowest of the previous determinations, then the amount of the Recoverable Reserve Payment shall be based on the previous determination that is closest to the determination by the third independent mining engineering firm.

6.             PROSPECTING AND MINING.

A.             Lessee shall conduct its prospecting and/or mining activities on the Property with reasonable diligence and skill for the purpose of achieving and maintaining the production of Mineral Deposits consistent with good mining and business practices and other applicable

Lessor’s lands, to the extent that (i) Lessee may exercise such rights without any consent or waiver from a third party or, (ii) if such consent or waiver is required, such consent or waiver has been obtained, which consent or waiver Lessor shall use its best good faith efforts and reasonably cooperate with Lessee to obtain. If Lessor or Lessee obtains documents as a result of such exercise, it shall promptly notify the other. If Lessor obtains such documents, it shall promptly make them available to Lessee for copying and return. If Lessee obtains such documents, it shall promptly deliver copies thereof to Lessor.

7.             PRODUCTION ROYALTIES.

A.             On Uranium.

(1)             Lessee shall pay Lessor Production Royalties (as defined in Section 7.A (3)) on all U308 and uranium in any other form mined from the Property (“Uranium Concentrates”) according to the following schedule:

Royalty Rate	Uranium Sale Price (as defined below)
4.50%	$40.00 or less per pound
5.00%	$40.01-$65.00 per pound
5.75%	$65.01-$75.00 per pound
6.50%	$75.01-$100.00 per pound
7.00%	$100.01-125.00 per pound
7.50%	$125.01-$150.00 per pound
8.00%	$150.01 or more per pound.

(2)             “Uranium Sale Price,” for purposes of this Section 7.A(1), shall be the actual sale price of Uranium Concentrates in an arm’s length transaction with a third party not affiliated with Lessee; provided, however, that with respect to any Uranium Concentrates (i) not sold within six months after Lessee’s receipt thereof, (ii) not sold in an arm’s length transaction, or (iii) sold to an affiliate of Lessee, “Uranium Sale Price” for purposes of Section 7.A(1) shall be the weighted average “price for spot market sales” (as defined in the following sentence) of United States source uranium for the calendar quarter in which Lessee receives such Uranium Concentrates. “Price for spot market sales” shall be the price that is reported as the average industry standards and practices and shall comply in all material respects with all Applicable Laws as further set out in this Mining Lease.

B.           Lessee shall within 90 days after the end of the term, termination or surrender and release of this Mining Lease deliver to Lessor copies of all drill logs, core assay data, and other non-interpretive and non-analytical data obtained by Lessee in connection with its drilling operations on the Property. Lessee shall annually provide Lessor with records relating to pumping and use of water from wells on the Property.

C.           Annually, within 30 days after each anniversary date of the Effective Date, Lessee will provide to Lessor a written schedule of significant activity conducted within the Property during the preceding lease year, including (i) a description of the nature of the activity, (ii) the inclusive dates on which the activity was performed, and (iii) the area in which the activity was performed.

D.          In addition, Lessee shall annually, on dates and times and at locations agreed upon from time-to-time by Lessee and Lessor’s Board (as defined in Section 1.C) meet with Lessor’s Board and Members (as defined in Section 1.C) to discuss significant developments and plans relating to the Property.

E.           Pursuant to the Letter Agreement, Lessor will deliver to Lessee originals or copies of drill hole maps, ore reserve maps, and any other documents in the possession of or available to Lessor relating to uranium deposits on the Property. Lessor shall in good faith and with diligence encourage each of its Members to deliver to Lessee, and cooperate with Lessee in obtaining from its Members, originals or copies of such documents in the possession of or available to any Member. At the request of any Member, Lessee shall make copies of original documents delivered to it by such Member and return such original documents to such Member.

F.           Lessor agrees that Lessee as well as Lessor may from time to time exercise any right Lessor has to obtain documents from third parties, such as prior mineral lessees of any of

TradeTech Exchange Value (“NEV”) per pound of U308 or, in the event the NEV is not available, such other appropriate index of spot market sale price as is customarily accepted and relied upon by the uranium industry; and further provided, that after such Uranium Concentrates have been sold, royalty previously paid to Lessor thereon shall be adjusted on the basis of the actual sale price thereof, and Lessee shall either pay to Lessor any additional royalty owed or withhold from future royalty payments any excess amount previously paid.

(3)           “Production Royalties” means gross production royalties calculated by multiplying the pounds of Uranium Concentrates by the Uranium Sale Price and subtracting the amount of any (i) royalties existing on the Effective Date Lessee is required to pay and does pay to unrelated third parties with respect to such Uranium Concentrates (“Third-Party Royalties”) and (ii) New Mexico severance taxes and New Mexico resources taxes or processors taxes Lessee is required to pay and does pay with respect to such Uranium Concentrates attributable to Lessor’s royalty share of production (“Severance and Resources Taxes”), and then multiplying the result by the applicable “Royalty Rate” set forth in Section 7.A(1).

B.            On Other Minerals. On minerals other than Uranium Concentrates (“Other Minerals”) that are mined from the Property, recovered and sold by Lessee, Lessee shall pay Lessor the following royalties:

(1)          For coal, eight and one-half percent (8.5%) of actual sale price in an arm’s length transaction with a third party not affiliated with Lessee;

(2)          For minerals associated with the production of uranium or sometimes produced with uranium, such as molybdenum or vanadium, seven and one-half percent (7.5%) of actual sale price in an arm’s length transaction with a third party not affiliated with Lessee; and .

(3)          For all minerals other than Uranium Concentrates, coal, and minerals described in Section 7.B(2), five percent (5%) of actual sale price in an arm’s length transaction with a third party not affiliated with Lessee, in each case less the amount of any Third-Party Royalties and

Severance and Resources Taxes attributable to Lessor’s royalty share of production, Lessee is required to pay and does pay with respect thereto.

C.            Payment of Production Royalties. Lessee shall pay Lessor Production Royalties due hereunder within 45 days following its receipt of the proceeds from the sale of the Uranium Concentrates or Other Minerals or within six months after its receipt of unsold Uranium Concentrates, whichever first occurs. Each payment of Production Royalties shall be accompanied by a statement showing applicable (i) quantities, (ii) Third-Party Royalties, (iii) Severance and Resources Taxes, and (iv) (a) for Uranium Concentrates, Uranium Sale Price, and (b) for Other Minerals, actual sales price, and (v) any other information utilized in calculating the payment.

D.            Payment for Use of Processing Facilities. Lessee shall pay Lessor a royalty of five-tenths of one percent (0.5%) of the actual sale price, less the amount of any Third-Party Royalties and Severance and Resources Taxes Lessee is required to pay and does pay, with respect to all ores, minerals and other materials mined from adjoining and nearby lands processed in a mill or other processing facilities on the Property.

8.             THIRD-PARTY ROYALTIES. Lessee may in its sole discretion (but has no obligation to) negotiate with any owner of any Third-Party Royalties on uranium or other minerals produced from any part of the Property for the reduction or elimination of such Third-Party Royalties. Lessee shall promptly notify Lessor of any such reduction or elimination and of the consideration paid therefor. Lessor may within 60 days after it receives such notice elect to purchase the entire interest acquired by Lessee, for the same consideration paid by Lessee plus interest at a rate equivalent to Lessee’s cost of capital, by giving Lessee notice of such election. Thereafter, Lessor and Lessee shall negotiate in good faith to determine the terms upon which Lessor shall pay such consideration and the interest rate equivalent to Lessee’s cost of capital, with the objective that Lessee shall be made economically whole.

9.             ACCESS OF LESSOR TO BOOKS AND PREMISES; AUDIT

A.            Access. Lessee shall keep accurate and complete maps, drill logs, books of accounts in accordance with general accounting principles, and records of activities performed under this Mining Lease that are reasonably required for the proper computation of Production Royalties. Lessee shall at Lessor’s request provide Lessor with information utilized in calculating Production Royalties from such records. Lessor will be entitled, at any reasonable time during normal business hours, to inspect and copy such records at Lessor’s expense. Production Royalty information provided to Lessor will be sufficiently detailed and clearly identified to allow a full understanding of the calculations performed in determining Production Royalties, and the information will include, without limitation, sales volumes, Uranium Sale Price, and the actual sale price of Other Minerals. The Parties specifically agree that all such information shall be confidential and that Lessor shall not divulge any of such information to any person for any purpose except (i) as may reasonably be required by Lessor in order to verify the amounts of Production Royalties or to enforce the terms of this Mining Lease and (ii) to Lessor’s accountants, consultants and advisers, if and to the extent that they require such information to perform properly their duties and obligations to Lessor and agree in writing with Lessee not to divulge such information to any person except Lessor.

B.            Audit. Lessor may at its cost and expense make or have made an audit of the accounts and records of Lessee concerning operations on the Property and payment of production royalties pursuant to Section 7 for the 24 month period preceding the date of such audit.

10.           TAXES.        Except for any (a) income taxes and any other taxes and assessments accruing by reason of Lessor’s receipt of the Initial Cash Payment, the Additional Cash Payment, Advance Royalties, the Cash Recoverable Reserve Payment, Production Royalties, and any other amounts paid or payable under this Mining Lease by Lessee to Lessor, and (b) Severance and

Resources Taxes only to the extent provided in Section 7, Lessee will pay any additional taxes or assessments that may be levied or assessed against Lessor as a direct result of any activities by Lessee under this Mining Lease including, without limitation, the construction and use of any improvements by Lessee on the Property. Lessee specifically agrees to pay all annual property taxes assessed against the Property for 2007 and subsequent years in excess of $1,400.00

11.           INSURANCE.

A.             Lessee agrees and covenants to carry and maintain in full effect during the term of this Mining Lease adequate insurance coverage to prevent Lessor from suffering damages by virtue of Lessee’s utilization of the Property, including:

(1)           Workers’ compensation coverage on all employees engaged in operations on the Property; and

(2)           General liability insurance covering bodily injury and property damage liability in a form and with an insurance company acceptable to Lessor, with a combined single limit of $5,000,000 per occurrence. Lessee shall cause Lessor to be named as an additional-named insured on such policy of insurance and shall deliver proof thereof to Lessor. During the term of this Mining Lease, Lessee shall at Lessor’s written request provide Lessor with evidence of ongoing insurance coverage in the form of valid certificates of insurance.

B.              Lessee shall require any contractor employed by Lessee to perform work on, in or under the Property to carry and maintain insurance coverage as set forth above in this Section 11, except that the combined single limit shall be $2,000,000 per occurrence instead of $5,000,000 per occurrence. Lessee shall require any such contractor to obtain additional-named insured coverage for Lessor under its policy of liability insurance prior to commencing work.

C.              Lessee shall provide bonds or other financial assurances pursuant to Applicable Laws for the performance of its reclamation and other obligations relating to the Property.

12.           INDEMNIFICATION.

A.            Lessee agrees to indemnify, protect, defend and hold Lessor harmless from and against any and all environmental (including, without limitation, environmental protection or reclamation-related) or non-environmental claims, losses, demands, lawsuits, citizen suits, proceedings, enforcement actions, administrative orders, liabilities, costs, damages, injury and litigation expenses (including, without limitation, attorneys’ and experts’ fees) arising in any way and at any time (whether before or after the end of the term, termination or surrender and release of this Mining Lease for any reason) from Lessee’s use of, Exploitation or other activities on, in or under the Property, or from conditions on, in or under the Property to the extent such conditions were created or caused by Lessee, its employees, contractors, affiliates, successors, venture partners, permittees, agents or other representatives.

B.            This agreement to indemnify does not extend to liability, claims, damages, losses or expenses, including attorneys’ fees, caused by or resulting from, in whole or in part, the negligence, act or omission of Lessor, or the agents or employees of Lessor, in the performance of a “construction contract” as defined in NMSA 1978, § 56-7-1, or in the performance of an “agreement pertaining to a well for oil, gas or water, or mine for a mineral” as defined in NMSA 1978, § 56-7-2. This limitation on Lessee’s agreement to indemnify is intended solely to ensure that the agreement satisfies either or both of New Mexico’s anti-indemnification provisions, NMSA 1978, §§ 56-7-1 and 56-7-2, as may be applicable.

13.         WARRANTIES. Lessor warrants that it is in possession of the Property, that it has the right to grant and enter into this Mining Lease, and that except for (a) Third-Party Royalties and other matters of record relating to the Property and (b) the individually-owned tracts of land in the Piedra Lumbre area in and around Sections 21-23 and 26-28, Township 11 North, Range 4

West, no other person is currently asserting any interest in the Property. To the best knowledge of the members of Lessor’s Board on the day Lessor executes this Mining Lease, Lessor warrants that (i) the Property is free from all liens and encumbrances except the lien for property taxes for 2007 and subsequent years and the matters referred to in clauses (a) and (b) of the preceding sentence and (ii) Lessor shall have exclusive and quiet possession of the Property for the purposes of this Mining Lease during the term hereof. If and to the extent that as a result of the breach of the warranties, and subject to the limitations on the warranties, set forth in this Section 13 (i) Lessor’s title fails as to any part of the Property, no Advance Royalties or royalties provided for in Section 7 shall thereafter be payable with respect to that part of the Property, (ii) Lessor owns less than the entire mineral interest in any part of the Property, Advance Royalties and royalties provided for in Section 7 shall be reduced proportionately with respect to that part of the Property, and (iii) Lessee is required to pay any royalty or other amount on minerals produced from the Property, any amount Lessee is required to pay shall be deducted from amounts otherwise payable thereafter to Lessor hereunder. Lessor shall not by action or inaction after the Effective Date grant or permit any interest in or encumbrance upon the Property that interferes in any material way with Lessee’s rights, titles or interests in, to or under this Mining Lease.

14.           DAMAGE TO TANGIBLE IMPROVEMENTS, FIXTURES AND PERSONAL PROPERTY OF LESSOR AND MEMBERS. In the event Lessee’s activities on the Property result in damage to or destruction of any tangible improvements, fixtures or personal property of Lessor or any Member, including but not limited to buildings, fences, irrigation ditches, cattle guards, power lines, roads or vehicles, located on the Property, Lessee shall promptly repair such damage or destruction. If Lessee does not repair such damage or destruction within 30 days of learning or receiving written notice thereof, Lessee will be obligated to pay to Lessor or the affected Member, as the case may be, 150% of the actual and reasonable cost of repairing or replacing the damaged or destroyed tangible improvements, fixtures or personal property, which cost of repair or replacement will be determined as of the date on which the damage or destruction is repaired or replaced.

15.           DAMAGE TO AND LOSS OF USE OF AGRICULTURAL LAND AND LIVESTOCK.

A.            Each year Lessee shall pay Lessor $200 or the fair rental value, whichever is greater, for each acre of irrigated crop land, improved pasture, or other grazing land not available for such uses to Lessor or its Members as a result of Lessee’s activities on the Property.

B.            Lessee shall pay Lessor $1000 per head or fair market value, whichever is greater, for any livestock injured or killed by Lessee’s activities on the Property.

16.           COMPLIANCE WITH LAW. Lessee’s use of the Property, and any Exploitation or other activities on, in, or under the Property, shall be undertaken by Lessee in material compliance with all Applicable Laws, including, without limitation, those concerning mining methods, environmental matters and reclamation. At a minimum, Lessee shall reclaim all disturbances caused by Lessee, its employees, contractors, affiliates, venture partners, permittees, agents, or other representatives, in accordance with the reclamation and performance standards set forth in the New Mexico Mining Act and in regulations adopted thereunder, and under the federal Atomic Energy Act, Uranium Mill Tailings Radiation Control Act, and other Applicable Laws. Any termination of this Mining Lease notwithstanding, and unless otherwise agreed in writing, Lessee agrees, both during and after the term of this Mining Lease, to take full responsibility for such compliance and reclamation and for any legal liability (whether related to environmental, reclamation or otherwise) or enforcement proceedings arising from Lessee’s activities or conditions caused by or resulting from such activities on, in or under the Property to the extent such conditions were created or caused by Lessee, its employees, contractors, affiliates, venture partners, permittees, agents, or other representatives. In addition, all activities or work performed or caused to be performed by Lessee on the Property shall be performed in accordance with standard prevailing practices in the mining and reclamation fields and in a manner to minimize any detrimental effects to Lessor’s established and customary uses of the Property, including grazing of livestock.

17.           WATER.

A.            Lessee may not use water produced on the Property if such use would in any way diminish the amount of water available to Lessor and its Members for domestic, agricultural, ranching and other existing uses on the Property, including increasing volumes of water for existing uses. Subject to this restriction, Lessor hereby grants Lessee in connection with Lessee’s activities on the Property (i) the right to use any water rights owned by Lessor on the Property, (ii) access, through wells or by other means, to any surface or ground water sources on or under the Property, and (iii) the right to use all wells, dams, surface diversions, ditches, storage tanks, and related fixtures and appurtenances existing on the Property on the Effective Date (“Effective Date Water Facilities”). Notwithstanding the foregoing sentence, Lessor and its Members retain the rights to use (i) so much water as is necessary for domestic, agricultural, ranching and other existing uses on the Property and (ii) any and all Effective Date Water Facilities. Lessee may use water from the Property only for purposes related to Production Facilities.

B.            If Lessee drills and abandons any exploratory well, Lessor may request that such well be, at its own expense, cased and made suitable for production of water. Lessor shall, at its own expense, obtain any permits and approvals required therefor by Applicable Laws and/or federal, state or local regulatory agencies.

C.            Lessee will at its sole cost and expense (i) be solely responsible for complying with any and all laws applicable to its use of water in its activities on the Property, (ii) obtain any permits from the New Mexico State Engineer which may be necessary for such use of water, and (iii) repair or replace any Effective Date Water Facilities damaged or destroyed by Lessee’s activities on the Property and provide water and/or new facilities for the production of water to offset any loss or material reduction in the amount of water used on the Property by Lessor and its Members for domestic, agricultural, ranching and other existing uses.

D.            Subject to the restrictions imposed by and upon the other terms and conditions of this Section 17, Lessee may drill new wells and construct facilities on the Property necessary or convenient for its use of water produced from such wells and from mine shafts in its operations and activities and apply to the New Mexico State Engineer for and obtain permits and licenses for such uses. During the term of this Mining Lease, Lessee shall be the owner of any such permits, licenses and related water rights and shall from time-to-time advise Lessor of the existence of any thereof. Within 90 days after the end of the term, termination or surrender and release of this Mining Lease, Lessor may by written notice to Lessee request that ownership of any such well, facility, permit and/or license be transferred by Lessee to Lessor. After Lessor and Lessee obtain any approvals required by Applicable Laws and/or federal, state or local regulatory agencies for any such transfer requested by Lessor, Lessee shall make such transfer after Lessee has completed all reclamation and restoration work required by the Mining Lease, Applicable Laws and any such agency.

E.             If Lessee purchases or otherwise acquires water rights for purposes of Exploiting Mineral Deposits, Lessee shall, upon and subject to the terms and conditions of Section 17.D above and at Lessor’s request, transfer such water rights to Lessor upon (i) termination of this Mining Lease and (ii) payment by Lessor to Lessee of the amount required to reimburse Lessee for its costs of purchasing or otherwise acquiring such water rights.

18.           DEFAULT AND TERMINATION.

A.            In the event either Party considers the other in default under any term or provision of this Mining Lessee, it shall give written notice of such default to the other in the manner provided in Section 32. If the other Party admits its default in writing, such other Party shall cure the default within 60 days of receiving such notice unless curing the default in good faith and with due diligence would take longer than 60 days, in which case the other Party shall within 60 days begin to cure the default and thereafter proceed in good faith and with due diligence to cure the default.

B.            It the Party claimed to be in default admits its default in writing and fails to cure the default within the time prescribed in Section 18.A, then the Party asserting default may terminate this Mining Lease.

C.            If the Party claimed to be in default does not admit the default in writing, then the matter shall be submitted to binding arbitration in the manner provided in Section 22. If the Party claiming default prevails at such arbitration, then that Party may terminate this Mining Lease unless the other Party proceeds to cure the default(s) confirmed by the arbitration within the time prescribed in Section 18.A.

D.            Subject to the right of a Party to terminate this Mining Lease pursuant to this Section 18, controversy between the Parties shall not interrupt operations hereunder. In the event of any controversy, Lessee shall continue to make the payments to Lessor provided for herein and may continue to exercise its rights hereunder.

19.           SURRENDER AND RELEASE.

A.            No later than 90 days before any anniversary of the Effective Date, Lessee may surrender and release this Mining Lease as to all or any part of the Property by (i) giving Lessor notice of such surrender and release and (ii) filing for record in Cibola County an instrument of full or partial surrender and release. Upon any such notice, Lessee’s rights with respect to the portion of the Property as to which this Mining Lease is surrendered and released (except the rights and obligations provided for in Section 20) shall end and Lessee’s obligations thereafter accruing with respect to such portion of the Property shall end. No such notice or filing for record shall terminate any of Lessee’s obligations theretofore accrued.

B.            Subject to its reclamation and other obligations under Applicable Law, on or before the tenth anniversary of the Effective Date, Lessee shall surrender and release this Mining Lease as to 2,000 acres of the Property, or, if Lessee cannot surrender and release 2,000 acres without surrendering and releasing acreage which its exploration activities indicate contain uranium reserves, such lesser amount of acreage which its exploration activities indicate do not contain uranium reserves. The surrender and release of any acreage shall not affect Lessee’s duty to pay Annual Advance Royalties, Production Royalties, and other amounts as required under this Mining Lease.

20.           REMOVAL OF PROPERTY.               Within two years after the end of the term of this Mining Lease, Lessee shall remove from the Property any and all structures, other improvements, equipment and other property owned by Lessee or erected or placed by Lessee on the Property except mine timbers, roof supports and other facilities intended to retard the caving or collapse of underground mine workings. Within 60 days after the end of the term of, the termination of, or the surrender and release by Lessee of its entire interest under, this Mining Lease, Lessor may notify in writing Lessee that it wishes Lessee to transfer to Lessor title to specifically identified structures, improvements and other property (except movable personal property) erected or placed by Lessee on the Property. After Lessor and Lessee obtain any approvals required by Applicable Laws and/or federal, state or local regulatory agencies therefor, Lessee shall transfer title to such property to Lessor if and after Lessee has completed all required reclamation, restoration, decommissioning and decontamination. If, when and to the extent permitted or required by Applicable Laws and/or federal, state or local regulatory agencies, Lessee shall remove from the Property any movable personal property, and any other property not specifically identified in a notice given by Lessor pursuant to this Section 20.

21.           FORCE MAJEURE.

A.            If either Party shall be prevented by Force Majeure (as defined in Section 21.B) from timely performance of any obligation under this Mining Lease (except any obligation of Lessee to pay money to Lessor), the failure of timely performance shall be excused and the period of performance and the term hereof shall be extended for an additional period equal to the duration of the Force Majeure, but in no event shall the term be extended as a result of Force Majeure for a period longer than the duration of the Force Majeure or for more than 10 years, whichever is shorter. During any period of Force Majeure, Lessee shall continue to make all payments to Lessor provided for herein. Upon the occurrence and upon the termination of any Force Majeure, the Party whose timely performance is prevented shall promptly notify the other Party in writing and shall proceed in good faith and with due diligence to remedy the Force Majeure, but shall not be required to settle any labor dispute or to contest the validity or applicability of any law, regulation or administrative action or any act or failure to act by any civil or military authority.

B.            “Force Majeure” means any cause beyond a Party’s reasonable control, including, without limitation, Applicable Laws; act or failure to act by any governmental authority; inability after diligent efforts to obtain any license, permit or other authorization required to conduct operations or in connection with the Property; unforeseen geological or metallurgical conditions: unusually severe weather; acts of God; mining casualty; shutdown of a mill or other processing facility; material damage to or destruction of a mine, mill or other facility; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent efforts to obtain workmen, materials or supplies; or delay in transportation.

C.            If after the end of the ten (10) year primary term of this Mining Lease Lessee suspends operations on the Property because lack of a suitable market for products, excessive costs of mining, processing or marketing, unsatisfactory prices or other market conditions have rendered operations uneconomic, Lessee shall promptly notify Lessor in writing and the Parties shall use their best good faith and diligent efforts to negotiate an agreement to extend the term hereof or to treat the event or events rendering operations uneconomic as a Force Majeure under Section 21.B. In any event, Lessee shall continue to pay Annual Advance Royalties, Production Royalties, and other amounts as required under this Mining Lease.

22.           ARBITRATION.          Any controversy or claim arising out of or relating to this Mining Lease, or the breach hereof, will be settled by arbitration in accordance with the New Mexico Uniform Arbitration Act (the “Act”), NMSA 1978, §§ 44-7A-1 to 44-7A-32, as amended at any time, and judgment upon any arbitration award rendered by the arbitrator(s) may be entered by a court in accordance with the Act. The Parties further agree as follows:

A.            The Party seeking arbitration shall serve a demand for arbitration on the other Party in the manner provided in Section 32. The demand shall describe the nature of the controversy and the remedy sought.

B.            Any arbitrator selected or appointed to arbitrate any dispute arising under this Mining Lease will be a disinterested person familiar with the business of mining and processing uranium ore and the marketing of the product from the processing of uranium ore.

C.            Arbitration will be performed by one neutral arbitrator selected by the Parties. If the Parties are unable to agree on an arbitrator within 20 days of service of the demand for arbitration, then each Party shall within five days designate its own arbitrator. The Parties’ designated arbitrators shall then within 10 days appoint a neutral arbitrator and the three arbitrators shall arbitrate the matters submitted for arbitration.

D.            Venue for any matter submitted by either party for review by a court in accordance with the Act shall be in the Thirteenth Judicial District of New Mexico.

23.           CONTRACTING, EMPLOYMENT, TRAINING AND SCHOLARSHIPS.

A.            Lessee shall to the extent permitted by Applicable Laws (i) advise Lessor about contracting and employment opportunities in connection with its activities on the Property and (ii) provide preferential contracting and employment opportunities to Members qualified therefor. In the event a Member desires such a contracting or employment opportunity, and provided that Lessee in its reasonable discretion determines that the Member has the necessary qualifications to perform the contracting or employment sought, Lessee shall, subject to Applicable Laws, employ the Member for so long as the service performed by the Member is satisfactory and consistent with the requirements of Lessee. With regard to contracting opportunities, Lessee may not refuse a Member’s bid if Lessee in its reasonable discretion has determined that such Member has the necessary qualifications to perform the contracting sought and the bid is within ten percent (10%) of a competing bid offered by a party who is not a Member.

B.            Lessee shall conduct a program for training Members and other employees in mining technology, skilled trades such as diesel mechanics and electrician work, and professional skills applicable to Lessee’s activities on the Property.

C.            For the duration of its activities on the Property under this Mining Lease, Lessee shall establish and fund a scholarship program to assist Members in receiving vocational, undergraduate or graduate level education, preferably at a New Mexico vocational school, college or university, in the fields of teaching, health care, environmental sciences, range, forest and wildlife management, geology, mining engineering, metallurgy, and other mining or community benefit-related fields. For the first lease year, Lessee shall donate $30,000 to the scholarship program within thirty (30) days of the Effective Date. Thereafter, Lessee shall in each lease year donate to the scholarship program an additional amount determined by multiplying $30,000 by a fraction, the numerator of which is the Higher Education Price Index —

College and University Operations (or any replacement or substitute index) published by the Commonfund Institute (or its successor entity) most recently prior to the start of such lease year and the denominator of which is 251.9, the Higher Education Price Index — College and University Operations for 2006. The scholarship program shall be administered, with input from Lessor and its Members and from Lessee, by a third-party organization acceptable to Lessor and Lessee.

24.           ASSIGNMENT. Either Party may sell and assign all or any part of its interest under this Mining Lease with the consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that Lessee may without the consent of Lessor assign all or any part of its interest under this Mining Lease to an entity in which it owns an interest greater than fifty percent (50%) or to an entity which owns an interest in Lessee greater than fifty percent (50%).

25.           RESIDENCY ON THE PROPERTY. Lessor grants Lessee the limited right to provide and maintain temporary housing on the Property for mine security personnel only. Lessee shall not house its other employees, or employees of its contractors, on the Property without Lessor’s prior written consent. Lessee shall also make reasonable efforts to prevent non-Member employees and contractors and non-Member employees of its contractors from squatting on the Property. This Mining Lease does not prohibit any person or entity from securing temporary housing by separate agreement with Lessor or any Member.

26.           MODIFICATION AND WAIVER. This Mining Lease may not be amended or modified except by written document signed by both Parties. A waiver by either Party of full compliance with any term, covenant or condition will not be deemed to be a waiver of such term, covenant or condition on any subsequent breach of the same or of any other term, covenant or condition contained in this Mining Lease.

27.        APPLICABLE LAWS. This Mining Lease will be governed, construed and enforced in accordance with the laws of the State of New Mexico.

28.        CAPTIONS. The section captions in this Mining Lease are for convenience only and shall not control or affect the meaning or construction of any provision.

29.        ARBITRATION AND LITIGATION COSTS AND EXPENSES. In any arbitration or court action brought by either Party to enforce any of the terms and provisions of this Mining Lease, the prevailing Party will be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses of arbitration or litigation, including, without limitation, reasonable attorneys’ fees.

30.        ENTIRE AGREEMENT. The Parties intend this Mining Lease to be the final and complete expression of their agreement. This Mining Lease merges all previous negotiations between the Parties and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof.

31.        SEVERABILITY. In the event any portion of this Mining Lease shall be found by an arbitrator or a court with jurisdiction to be invalid or void for any reason, that portion shall thereafter be without force or effect. However, the balance of this Mining Lease shall not be affected and shall continue in full force and effect.

32.         NOTICES. All notices and other communications, required or permitted to be given under this Mining Lease shall be in writing and shall be deemed to have been duly given and delivered, if mailed, certified postage prepaid:

If to Lessor:	La Merced del Pueblo de Cebolleta
Attn: President, Board of Trustees
HC 77, Box 6
Seboyeta, NM 87014

With copy to:	Tierra Merced LLC
Attn: Harry Barnes
460 St. Michael’s Drive
Suite 701
Santa Fe, NM 87505

and

Comeau, Maldegen, Templeman & Indall, LLP
Attn: Jon Indall
P.O. Box 669
Santa Fe, NM 87504

If to Lessee:	Neutron Energy, Inc.
Attn: Kelsey Boltz, President
5320 North 16th Street, Suite 114
Phoenix, AZ 85016

With copies to:	Rodey, Dickason, Sloan, Akin & Robb, P.A.
Attn: Mark K. Adams
P.O. Box 1357
Santa Fe, NM 87504

and

Rodey, Dickason, Sloan, Akin & Robb, P.A.
Attn: Amanda Sanchez
P.O. Box 1888
Albuquerque, NM 87103.

Such addresses may be changed from time to time by giving the other party 15 days prior written notice.

33.         SHORT FORM AND RECORDING. Contemporaneously herewith, the Parties shall execute and deliver a Short Form Memorandum of this Mining Lease. Either Party may record the Short Form Memorandum in the real property records of Cibola County. Neither Party shall file or record this Mining Lease in any public records unless required to do so by Applicable Laws.

34.         CONSTRUCTION. Both Parties and their respective advisers and legal counsel participated in negotiating and drafting this Mining Lease. Consequently, any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, including but not limited to the rule of contra proferentem, shall not be applicable hereto.

IN WITNESS WHEREOF, as of the Effective Date (i) Lessor and Lessee have executed this Mining Lease and (ii) the undersigned District Judge of the Thirteenth Judicial District Court for Cibola County has affirmed the Resolution and this Mining Lease.

LESSOR:

LA MERCED del PUEBLO de CEBOLLETA

By	/s/ Earl Marquez	3-11-07
	Earl Marquez, President, Board of Trustees	Date

By	/s/ Jerry Pohl	3-11-07
	Jerry Pohl, Vice President, Board of Trustees	Date

By
	Martha Chavez, Secretary, Board of Trustees	Date

By	/s/ Frank Garcia	3-11-07
	Frank Garcia, Treasurer, Board of Trustees	Date

By	/s/ Onesimo Armijo	3-11-07
Onesimo Armijo, Member, Board of Trustees

LESSEE:

NEUTRON ENERGY, INC.

By	/s/ Kelsey Boltz	3-March-07
	Kelsey Boltz, President	Date

RESOLUTION AND MINING

LEASE AND AGREEMENT

AFFIRMED:

/s/ Camille Martinez-Olguin
District Judge, Thirteenth Judicial District, Cibola County
Date: 4/6/07

EXHIBIT “A”

to that certain Mining Lease dated March 11, 2007 by and between La Merced del Pueblo de
Cebolleta as Lessor and Neutron Energy, Inc. as Lessee.

Description of Lands Subject to Lease

“South L Bar Tract”

That certain tract of land known as the “South L Bar Tract,” located in Cibola (formerly Valencia) County, New Mexico, comprising a portion of the lands originally known and referred to as “L Bar Ranch,” lying within the boundaries of the Original Cebolleta Land Grant, the exterior boundaries of said tract being more particularly described as follows, to-wit:

Beginning at a point on the original South boundary of the Cebolleta Land Grant, which point bears North 89°56’ West 4842.42 feet from the 14-mile corner or marker on the original Southern boundary of said Cebolleta Land Grant; thence due North along the Easterly boundary of the lands owned by the Cebolleta people and adjoining the L Bar Ranch lands a distance of 10,411.75 feet to a point; thence South 89°59’20” East 13,751.27 feet to a point; thence South 00°18’21” East 10,433.41 feet to a point on the original Southern boundary of the Cebolleta Land Grant, which is the Southeast corner of this tract; thence along the original Southern boundary of the Cebolleta Land Grant North 89°47’ West a distance of 1081.2 feet; thence North 89°47’ West a distance of 2638.35 feet to a point; thence North 89°57’ West a distance of 5245.68 feet to a point; thence North 89°56’ West 4842.42 feet to the place and point of beginning;

EXCEPTING AND EXCLUDING all portions of said South L Bar Tract lying and being East of the Exxon Mineral Fee West Boundary Line as set forth in that certain Quitclaim deed from Sohio Petroleum Company and Reserve Oil and Minerals Corporation as Grantors to Exxon Company, U.S.A. as Grantee dated February 11, 1974 and recorded in Volume 248, pages 5135-5137 of the official records of Valencia County, New Mexico;

ALSO EXCEPTING AND EXCLUDING all portions of said South L Bar Tract lying and being within the boundaries of “Tract I” as described in that certain Special Warranty Deed dated December 31, 1963 from Jno. Hampton and Hazel E. Hampton, husband and wife, et al as Grantors to Cebolleta Land Grant as Grantee, recorded in Volume 151 at page 196, official records of Valencia County, New Mexico;

ALSO EXCEPTING AND EXCLUDING all portions of said South L Bar Tract lying and being within the boundaries of the “DOE Tract” as described in Exhibit “A” to Warranty and Quitclaim Deed dated September 22, 2004 from Sohio Western Mining Company as Grantor to United States of America as Grantee, recorded in volume 13 at page 9438, official records of Cibola County, New Mexico.

ALSO EXCEPTING AND EXCLUDING a tract bound on the North by the North line of the South L Bar Tract; bound on the West by the East line of “Tract I” as described in that certain Special Warranty Deed dated December 31, 1963 from Jno. Hampton and Hazel E. Hampton, husband and wife, et al as Grantors to Cebolleta Land Grant as Grantee, recorded in Volume 151 at page 196, official records of Valencia County, New Mexico; bound on the South by the North line of the “DOE Tract” as described in Exhibit “A” to Warranty and Quitclaim Deed dated September 22, 2004 from Sohio Western Mining Company as Grantor to United States of America as Grantee, recorded in volume 13 at page 9438, official records of Cibola County, New Mexico; and bound on the East by the following described line: beginning at the Northeast corner of the “DOE Tract” as described in Exhibit “A” to Warranty and Quitclaim Deed dated September 22, 2004 from Sohio Western Mining Company as Grantor to United States of America as Grantee, recorded in volume 13 at page 9438, official records of Cibola County, New Mexico; thence due North to the North line of said South L Bar tract.

“St. Anthony” Tracts

Township 11 North, Range 5 West of the N.M.P.M.

Section 23: All that portion of Section 23 lying and being South of the South Line of the Original Boundary of the Cebolleta Land Grant.

Section 24: All that portion of Section 24 lying and being South of the South Line of the Original Boundary of the Cebolleta Land Grant.

Section 25: N1/2

Section 26: N1/2

Township 11 North, Range 4 West of the N.M.P.M.

Section 19: All that portion of Section 19 lying and being South of the South Line of the Original Boundary of the Cebolleta Land Grant.

Section 20: All that portion of Section 20 lying and being South of the South Line of the Original Boundary of the Cebolleta Land Grant.

Section 21: All that portion of Section 21 lying and being South of the South Line of the Original Boundary of the Cebolleta Land Grant.

Section 22: All that portion of Section 22 lying and being South of the South Line of the Original Boundary of the Cebolleta Land Grant.

Section 23: SW1/4

Section 26: NW1/4

Section 27: All

Section 28: All

Section 29: N1/2

Section 30: N1/2

TOTAL ACREAGE SUBJECT TO THIS LEASE: 6717.0, MORE OR LESS

US-DOE
100%
Minerals

Tract A

Tract B

U.S. v. Armijo #2080 in equity- U.S. District Court, District of New Mexico

Suface ownership of LaMerced de Cebolleta

Original South L Bar Tract

NEI leased area

N

0 1 2

SCALE IN MILES
1"= 2 MILES

Issue	Date
Drawn JGM	3/2/07
Checked TVB	
Approved TVB	
Revised	
Revised	

RODEY | *Law Firm*

Exhibit A
La Merced de Cebolleta
Title Opinion
Cibola County, New Mexico